Exhibit 3.46

GOBIERNO DE PUERTO RICO

GOVERNMENT OF PUERTO RICO

CERTFICADO DE ENMIENDA DEL CERTIFICADO DE INCORPORACION

DESPUES DE RECIBIRSE PAGOS CON CARGO AL CAPITAL

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

AFTER THE RECEIPT OF PAYMENT OF CAPITAL

PRIMERO: Que en una reunión de la Junta de Directores de _______________________________________________

FIRST: That at a meeting of the Board of Directors of MIRCO SURGICAL PRODUCTS, INC. debidamente convocada y celebrada, se adoptó una resolución en la cual constan una(s) enmienda(s) propuestas(s) al duly called and held, a resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Certificado de Incorporación de dicha corporación, consignando la conveniencia de dicha(s) enmienda(s), y convocando

Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a special meeting of the una reunión de los accionistas de dicha corporación para la consideración de las(s) misma(s) o instruyendo que las(s) stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment(s) enmienda(s) propuesta(s) se considere(n) en la próxima reunión anual de accionistas. La resolución en la cual constan reads as follows:

la(s) enmienda(s) propuesta(s) lee como sigue:

RESUELVASE, que el Certificado de Incorporación de esta corporación quede enmendado en sus(s) Artículo(s)

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article(s) _________________________________ para que éste/éstos lea(n) como sigue:

FIRST so that it/they read(s) as follows:

FIRST: The name of the Corporation is Surgical Specialties Puerto Rico, Inc.

(hereinafter referred to as the “Corporation”).

SEGUNDO: Que posteriormente, conforme a la resolución de la Junta de Directores, los accionistas aprobaron mediante dicha enmienda consentimiento escrito unanime según el Articulo 7.17 de la Ley General de Corporaciones de 1995.

SECOND: That thereafter, the shareholders holding the issued and outstanding stock with right to vote approved said amendment by unanimous written consent pursuant to Article 7.17 of the General Corporation Law of 1995.

EN TESTIMONIO DE LO CUAL, Yo, ___________________, Oficial Autorizado que suscribe, juro que los datós contenidos en este Certificado son ciertos, hoy dia ____ del mes de _______ del año 2001.

IN WITNESS WHEREOF, I, R.C GLUTH Authorized Officer who signs this certificate, hereby swear that the facts herein stated are true, this 14th of March 2001.

/s/ R.C. GLUTH
Oficial Autorizado
Authorized Officer

CERTIFICATE OF INCORPORATION

OF

MICRO SURGICAL PRODUCTS, INC.

FIRST:	Name of the Corporation. The name of the Corporation is MICRO SURGICAL PRODUCTS, INC. (the “Corporation”).

SECOND:	Designated Office and Resident Agent. The designated office and place of business of the Corporation in the Commonwealth of Puerto Rico is to be located at Road 413, Km. 0.2, Rincón, Puerto Rico 00677, and its mailing address is P.O. Box 777, Rincón, Puerto Rico 00677. The resident agent in charge thereof is the Corporation itself and its physical and mailing is the above mentioned.

THIRD:	Purpose. The nature of the business and object and purpose proposed to be transacted, promoted, and carried on for pecuniary profit, is any licit business for which a corporation can be organized under the law.

FOURTH:	Capital Stock, Preferred Stock, Dividends, and Voting Rights. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, initially all of one class called Common Stock, with a par value of one cent ($0.01) (the “Common Stock”).

The Board of Directors is authorized, subject to the limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and pursuant to the applicable laws of the Commonwealth of Puerto Rico, to establish, from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation, the By-Laws of the Corporation, and the applicable laws of the Commonwealth of Puerto Rico. As used herein, the term “Certificate of Incorporation” shall mean and include the Certificate of Incorporation of the Corporation, as amended, supplemented, and restated, from time to time.

FIFTH:	Incorporator. The name and physical address of the Incorporator is as follows: Mariela García-Colberg, 268 Muñoz Rivera Avenue, Suite 600, San Juan, Puerto Rico 00918.

SIXTH:	Directors. If the faculties of the incorporators end upon the filling of the certificate of incorporation, the names and addresses of the persons who will act as directors until the first annual meeting of the members or until their successors replace them are:

Names	Addresses
David Wishinsky	P.O. Box 777 Rincón, Puerto Rico 00677

Harry Wishinsky	P.O. Box 777 Rincón, Puerto Rico 00677

Bunny M. Wishinsky	P.O. Box 777 Rincón, Puerto Rico 00677

SEVENTH:	By-Laws. The first Board of Directors shall adopt By-Laws for the internal government and management of the Corporation, subject to the provisions and limitations of the Certificate of Incorporation. Thereafter, the power to make, alter, or repeal By-Laws shall be vested in the Board of Directors, subject to the statutory power of the stockholders to alter or repeal By-Laws so made.

EIGHTH:	Indemnification. Each Director and Officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of 1995 of Puerto Rico as the same exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentences shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect to any act or omission occurring prior to the time of such amendment, modification, or repeal.

NINTH:	Duration. The existence of the Corporation is to be perpetual.

TENTH:	Amendments. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by law.

ELEVENTH:	Initial Board of Directors. Upon filing of this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by its Board of Directors, and the powers of the Incorporator shall end.

IN WITNESS WHEREOF, I, the undersigned, hereby swear that the statements contained herein are true, ratify and adopt this Certificate of Incorporation, and subscribe my name hereto, in San Juan, Puerto Rico, this 22th day of February, 2001.

/s/ Mariela García-Colberg
Mariela García-Colberg
Incorporator

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